Exhibit  23(h)(3)


                         GARTMORE MUTUAL FUNDS II, INC.

                          EXPENSE LIMITATION AGREEMENT


     EXPENSE LIMITATION AGREEMENT, dated as of August 15, 2003, by and among Gartmore Mutual Fund Capital Trust (the "Adviser"),Gartmore Separate Accounts LLC (the "Subadviser") and Gartmore Mutual Funds II, Inc. (previously known as GAMNA Series Funds, Inc., the "Company"), on behalf of the Gartmore Focus Fund (previously known as GAMNA Focus Fund, the "Portfolio").

     WHEREAS, the Company is a Maryland corporation and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company; and

     WHEREAS, the Company and the Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Adviser will render investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio; and

     WHEREAS, the Adviser and the Subadviser have entered into a Subadvisory Agreement (the "Subadvisory Agreement"), pursuant to which the Subadviser will render investment advisory services to the Portfolio for compensation based on the value of the average daily net assets of the Portfolio; and

     WHEREAS, the Company, the Adviser and Subadviser have determined that it is appropriate and in the best interests of the Portfolio and its shareholders to maintain certain expenses of the Portfolio at a level below the level to which the Portfolio would normally be subject.

     NOW,  THEREFORE,  the  parties  hereto  agree  as  follows:

1.     EXPENSE  LIMITATION.

     1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses incurred by the Portfolio ("Portfolio Operating Expenses") in any one year period ending on June 30 (each, an "Applicable Year") exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser. The first Applicable Year shall be the year ended June 30, 2004.

          1.2 OPERATING EXPENSE LIMIT. The Operating Expense Limit in any Applicable Year shall be 1.90%, or such other rate as may be agreed to in writing by the parties.

          1.3 METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount, each month the Portfolio Operating Expenses for the Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses for any month of the Portfolio exceed the Operating Expense Limit of the Portfolio, the Adviser shall
(i) waive or reduce its investment advisory management fee for such month and/or
(ii) remit to the Portfolio an amount that is sufficient to reduce the annualized Portfolio Operating Expenses for the Applicable Year to an amount no higher than the Operating Expense Limit. An amount under clause (i) above is referred to herein as the "Waiver Amount" and an amount under clause (ii) above is referred to herein as the "Reimbursement Amount." Notwithstanding the above, during the first month that this Agreement is in effect, the Excess Amount owed to the Portfolio by the Adviser shall be reduced by any amounts waived and/or reimbursed to the Portfolio by the Subadviser pursuant to the Interim Expense Limitation Agreement, dated May 12, 2003.

     1.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made (the "Year-End Adjustment") by the Adviser or the Portfolio, as appropriate, in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Portfolio with respect to the previous Applicable Year shall equal the Excess Amount multiplied by a fraction, the numerator of which is the number of days this agreement is in effect during the Applicable
Year  and  the  denominator  of which is 365 (the "Yearly Pro Rata Percentage").

1.5 SUBADVISER CONTRIBUTION. The Subadviser hereby agrees with the Adviser that it shall be liable to the Adviser for 65% of the Excess Amount to be computed and paid as set forth in this Section 1.5. If the Adviser waives or reduces its investment advisory management fee with respect to all or a portion of the Excess Amount pursuant to Section 1.3 of this Agreement, the Subadviser shall waive or reduce the fee due to the Subadviser from the Adviser pursuant to the Subadvisory Agreement for the same period by an amount equal to 65% of such Waiver Amount. If the Adviser remits an additional amount to the Portfolio pursuant to Section 1.3 of this Agreement, the Subadviser shall remit to the Adviser an amount equal to 65% of such Reimbursement Amount. If the Adviser receives a Year-End Adjustment from the Portfolio pursuant to Section 1.4 of this Agreement, the Adviser shall remit 65% of such adjustment to the Subadviser. If the Adviser pays a Year-End Adjustment to the Portfolio pursuant to Section 1.4 of this Agreement, the Subadviser shall remit 65% of such adjustment to the Adviser.

     2.  REIMBURSEMENT  OF  FEE  WAIVERS  AND  EXPENSE  REIMBURSEMENTS.

     2.1 REIMBURSEMENT. If in any Applicable Year during which the Advisory Agreement is still in effect, the estimated aggregate Portfolio Operating Expenses of the Portfolio for the Applicable Year are less than the Operating Expense Limit for that Applicable Year, subject to quarterly approval by the Company's Board of Directors as provided in Section 2.2 below, the Adviser shall be entitled to reimbursement by the Portfolio, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Adviser to the Portfolio pursuant to Section 1 hereof. The total amount of reimbursement to which the Adviser may be entitled (the "Repayment Amount") shall equal, at any time, the sum of all investment advisory fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Portfolio, pursuant to Section 1 hereof, during any of the previous two
(2) Applicable Years, less any reimbursement previously paid by the Portfolio to the Adviser, pursuant to Section 2 hereof, with respect to such waivers, reductions, and payments. The Repayment Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Repayment Amount. The Adviser shall upon receipt of any Repayment Amount from the Portfolio pursuant to Section 2.3 or 2.4 hereof, remit to the Subadviser an amount equal to 65% of any Repayment Amount.

     2.2 BOARD APPROVAL. No reimbursement shall be paid to the Adviser pursuant to Section 2 hereof unless the Company's Board of Directors has determined that the payment of such reimbursement is in the best interests of the Portfolio and its shareholders. The Company's Board of Directors shall determine quarterly in advance whether any reimbursement may be paid to the Adviser for the relevant succeeding quarterly period.

     2.3 METHOD OF COMPUTATION. To determine the Portfolio's payments, if any, to reimburse the Adviser for the Repayment Amount, each month the Portfolio Operating Expenses of the Portfolio shall be annualized for the Applicable Year as of the last day of the month. If such annualized Portfolio Operating Expenses of the Portfolio for any month are less than the Operating Expense Limit of the Portfolio, the Portfolio, only with the prior approval of the Board, shall pay to the Adviser an amount sufficient to increase the annualized Portfolio Operating Expenses of the Portfolio to an amount no greater than the Operating Expense Limit of the Portfolio, provided that such amount paid to the Adviser will in no event exceed the total Repayment Amount. In the event the Operating Expense Limit for the Portfolio is increased subsequent to an Applicable Year in which the Adviser becomes entitled to reimbursement hereunder for fees waived or reduced or amounts otherwise remitted to the Portfolio, the amount available to reimburse the Adviser in accordance with this Section 2.3 shall be calculated by reference to the Operating Expense Limit for the Portfolio in effect at the time the Adviser became entitled to receive such reimbursement, rather than the subsequently increased Operating Expense Limit for the Portfolio.

     2.4 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each Applicable Year, an adjustment payment shall be made by the Adviser or the Portfolio, as appropriate, in order that the actual Portfolio Operating Expenses of the Portfolio for the prior Applicable Year (including any reimbursement payments hereunder with respect to such Applicable Year) do not exceed the Operating Expense Limit. If the Adviser receives a Year-End Adjustment the Portfolio pursuant to this Section 2.4, the Adviser shall remit 65% of such adjustment to the Subadviser. If the Adviser pays a Year-End Adjustment to the Portfolio pursuant to this Section 2.4, the Subadviser shall remit 65% of such adjustment to the Adviser.

     3.  TERM  AND  TERMINATION  OF  AGREEMENT.

          This Agreement shall continue in effect until June 30, 2004 and from year to year thereafter provided such continuance is specifically approved by a majority of the Directors of the Company who (i) are not "interested persons" of the Company or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Directors"). Nevertheless, this Agreement may be terminated by either party hereto, without payment of any penalty, upon 90 days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Company, such action shall be authorized by resolution of a majority of the Non-Interested Directors of the Company or by a vote of a majority of the outstanding voting securities of the Company.

     4.  MISCELLANEOUS.

     4.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     4.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Company or the Portfolio to take any action contrary to the Company's Declaration or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Company's Board of Directors of its responsibility for and control of the conduct of the affairs of the Company or the Portfolio.

     4.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


               GARTMORE  MUTUAL  FUNDS  II,  INC.
                         ON  BEHALF  OF  GARTMORE  FOCUS  FUND



                         By:  ______________________________
                         Name:     Mark  P.  Bronzo
                         Title:    Chairman,  President  and  CEO


                         GARTMORE  MUTUAL  FUND  CAPITAL  TRUST



                         By:______________________________
                         Name:     Gerald  J.  Holland
                         Title:    Senior  Vice  President  and
                                   Chief  Administrative  Officer


                         GARTMORE  SEPARATE  ACCOUNTS  LLC



                         By:______________________________
                         Name:     Mark  P.  Bronzo
                         Title:    Managing  Director  and
                                   Member  of  Board  of  Managers